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[LOGO]        151 Farmington Avenue     SUSAN E. BRYANT
              Hartford, CT  06156       Counsel
                                        Law & Regulatory Affairs, RE4C
                                        (860) 273-7834
                                        Fax: (860)273-8340
October 23, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re: Aetna Insurance Company of America
    Registration Statement on Form S-1
    File No. 33-___________________

Dear Sirs:

The undersigned has acted as Counsel to Aetna Insurance Company of America, a Connecticut life insurance company ("AICA") in connection with the registration on Form S-1 of investments in the AICA Guaranteed Account (the "Guaranteed Account") under the Securities Act of 1933, as amended.

In connection with such representation, the undersigned has reviewed the Registration Statement on Form S-1 for the Guaranteed Account including the prospectus and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when issued, will have been validly issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement and to my being named under the caption "Legal Matters" in the prospectus contained therein.

Sincerely,

/s/ Susan E. Bryant

Susan E. Bryant
Counsel